Exhibit 99.1

Noranda Aluminum Holding Corporation Reports Third Quarter 2009 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--November 6, 2009--Noranda Aluminum Holding Corporation (“Noranda”, or the “Company”) announced its consolidated financial results for third quarter 2009.

Important metrics and events include:

  Third quarter 2009 revenues were $218.6 million, operating loss was $4.4 million and net income was $4.3 million.
  Year to date 2009 revenues were $540.6 million, operating loss was $77.2 million, and net income was $36.5 million.
  Operating cash flows provided $230.4 million of cash through September 2009, including $119.7 million from hedge terminations and $36.7 million of cash generated from working capital reductions.
  Adjusted EBITDA was $28.6 million for third quarter 2009 and $69.9 million for the nine months ended September 30, 2009.
  During third quarter 2009, the Company repurchased $81.1 million aggregate principal amount of debt for an aggregate price of $52.2 million, plus fees. These repurchases were funded through the hedge settlement agreement announced in March 2009.
  The Company ended third quarter 2009 with total debt of $1.0 billion, $256.5 million in cash and $191.3 million of locked-in value from offsetting fixed-price aluminum sales and purchase swaps.
  In July 2009, the Company collected the remaining $52.5 million of its $67.5 million insurance settlement related to the previously reported January 2009 pot line freeze at the Company’s New Madrid, Missouri aluminum smelter.
  On August 31, 2009, the Company became the sole owner of the alumina refinery in Gramercy, Louisiana and the bauxite mining operation in St. Ann, Jamaica.
  In September 2009, the Company announced it was increasing production at the Gramercy refinery and the St. Ann bauxite mining operation. Separately, the Company announced it had initiated activities to restart remaining pot lines at New Madrid and expected to return to full capacity for first quarter 2010. The New Madrid smelter was operating above 65% capacity by the end of third quarter 2009.

“Our results for the quarter reflected improvement in LME market pricing and favorable pricing for certain commodity raw materials, such as natural gas,” said Layle K. “Kip” Smith, Noranda’s President and Chief Executive Officer. “These external circumstances, complemented by our productivity improvements, growth in sales volume and cash management activities, drove our performance for third quarter 2009.”

Gramercy and St. Ann Transaction Completed

As previously reported, on August 31, 2009, the Company completed a transaction with Century Aluminum Company (the “JV Transaction”) through which the Company became the sole owner of Gramercy Alumina LLC (“Gramercy”) and St. Ann Bauxite Limited (“St. Ann”).

“Achieving 100% ownership of the Gramercy alumina refinery and the St. Ann bauxite mining operation provides an opportunity for value creation and provides a secure supply of alumina to our New Madrid smelter,” said Mr. Smith. “We intend to increase our external sales of these materials as an offset to our input costs of aluminum production. We have already entered into a multi-year contract to sell a substantial portion of the Gramercy smelter grade alumina output in excess of New Madrid’s requirements.”

The Company’s third quarter 2009 financial statements include the consolidated results of Gramercy and St. Ann in its upstream segment since August 31, 2009. The third quarter 2009 financial statements are based on a preliminary determination of the fair values of assets acquired and liabilities assumed in the JV Transaction. Prior to August 31, 2009, the Company’s financial statements include the Company’s share of Gramercy and St. Ann results under the equity method of accounting for investments. Based on its preliminary valuation of the assets acquired and liabilities assumed, the Company may record a gain on the JV Transaction. However, the Company will not recognize any gain until it finalizes its valuation of the assets acquired and liabilities assumed, which it expects to do in fourth quarter 2009.

Third Quarter 2009 Results

Rising LME prices during third quarter 2009 had a favorable impact on revenues, operating results and net income compared to second quarter 2009. In comparison to third quarter 2008, revenues, operating results and net income for third quarter 2009 reflect the impact of the global economic contraction. In the upstream segment, the average realized Midwest Transaction Price (“MWTP”) per pound was $0.86 in third quarter 2009 compared to $0.70 in second quarter 2009 and $1.34 in third quarter 2008. Value-added premiums in the upstream segment and fabrication premiums in the downstream segment were essentially constant for third quarter 2009, second quarter 2009 and third quarter 2008.

For third quarter 2009, the Company reported a $4.4 million operating loss, compared to operating income of $12.4 million in second quarter 2009 and $32.1 million in third quarter 2008.

  Consolidated sales in third quarter 2009 increased to $218.6 million, 38.6% over second quarter 2009.
    Third quarter 2009 upstream revenues from aluminum sales increased 25.4% over second quarter 2009 on $6.9 million of volume increases and $8.3 million of favorable pricing impact. Third quarter 2009 upstream revenues include $29.4 million related to 104 kilometric tons (“kMt”) of alumina shipped to external customers and $4.4 million related to 145 kMt of bauxite shipped to external customers. Alumina sales include $14.2 million from the resale of alumina inventories in excess of New Madrid’s requirements.
    Third quarter 2009 downstream revenues increased 12.3% from second quarter 2009 on $5.6 million of volume increases and $6.5 million of favorable pricing impact.
  Excluding the $4.7 million impact of purchase accounting for the JV Transaction, third quarter 2009 operating results for both upstream and downstream segments reflects $10.9 million of improvements in sales margin (sales minus cost of sales) compared to second quarter 2009 resulting from improved LME pricing and reduced prices for natural gas and to a lesser degree other raw materials. This offset the effects of seasonal peak power rates in New Madrid.
  Excluding the net impact of insurance settlement proceeds, selling, general and administrative costs increased $3.8 million in third quarter 2009 compared to second quarter 2009.
  Third quarter 2009 operating results include $14.3 million of insurance proceeds, recognized in excess of claim expenses, incurred to date, related to the January 2009 pot line freeze in New Madrid. Second quarter 2009 operating income included a $33.3 million favorable impact from the timing of recognition of insurance recoveries in relationship to expenses, $4.1 million of which was classified as a reduction of selling and general administrative expenses.

For third quarter 2009, net income was $4.3 million, compared to a $12.1 million net loss in second quarter 2009, and a $22.4 million net loss for third quarter 2008. In addition to the operating loss factors discussed above, third quarter 2009 net income reflects the following:

  In third quarter 2009, the Company repurchased $81.1 million aggregate principal amount of debt for an aggregate price of $52.2 million, plus fees. The Company recorded a $28.6 million third quarter gain on these debt repurchases.
  The Company reported $5.7 million of net gains on derivatives in third quarter 2009 compared to $53.2 million in second quarter 2009. In third quarter 2009, the Company reclassified $24.2 million from accumulated other comprehensive income (“AOCI”) to earnings, compared to $69.8 million in second quarter 2009.
  The provision for income taxes resulted in a 73.8% effective tax rate for third quarter 2009 compared to a 140.6% effective rate for second quarter 2009. The second quarter effective tax rate reflected a change from using the estimated annual effective tax rate in first quarter 2009 to using the actual year-to-date effective tax rate to calculate the Company’s year-to-date tax provision at June 30, 2009. However, for third quarter 2009, the Company returned to using the estimated annual effective tax rate.

Year-to-Date 2009 Results

Revenues, operating income and net income through September 2009 reflect the unfavorable impact of the global economic contraction that began in the second half of 2008, as well as the January 2009 New Madrid pot line freeze. In the upstream segment, the average realized MWTP per pound was $0.75 through September 2009 compared to $1.31 through September 2008. Value-added premiums in the upstream segment and fabrication premiums in the downstream segment were slightly higher in year-to-date 2009 than year-to-date 2008, reflecting changes in product mix.

Through September 2009, the Company reported a $77.2 million operating loss, compared to operating income of $109.0 million through September 2008. In addition to the volume and price effects of the global economic contraction and the volume and cost effects of the New Madrid pot line freeze, 2009 operating income was affected by the following:

  The Company reached settlements totaling $67.5 million with the insurance carriers for its pot line freeze claim relating to the January 2009 New Madrid smelter outage. $24.0 million of those proceeds were offset against claim costs and losses incurred through September 30, 2009, with a $43.5 million residual recognized as “Excess insurance proceeds.” The residual insurance recovery is not intended to represent a gain on the insurance claim, but only a timing difference between proceeds received and claim-related costs incurred. The Company will continue to incur costs into the future as it restores production to full capacity, which may exceed the total insurance settlement.
  During first quarter 2009, the Company recorded a $43.0 million impairment charge for goodwill and other intangible assets in the downstream segment.

Through September 2009, the Company has reported $36.5 million of net income, compared to a $1.7 million net loss through September 2008. In addition to the operating results discussed above, the comparison of 2009 against 2008 is affected by the following:

  Interest expense is $22.5 million lower in 2009 than in 2008, reflecting lower average interest rates and lower average debt balances outstanding in 2009 due to debt repurchases.
  Through September 2009, the Company has reported $104.1 million of net derivative gains compared to $50.5 million of net derivative losses in 2008. Through September 2009, LME prices have been significantly lower than hedged prices, compared to the same period in 2008 when LME prices were on average significantly higher than hedged prices. Through September 2008, the Company’s aluminum swaps were designated as effective cash flow hedges, but hedge accounting was discontinued in January 2009. During first and second quarters of 2009, the Company reclassified $78.5 million of hedge gains out of accumulated other comprehensive income into earnings upon the determination that original forecasted transactions were probable of not occurring.
  Through September 2009, net income reflects the after-tax effects of $80.3 million of impairment charges recorded in first and second quarter 2009 against the Company’s investment in joint ventures, related primarily to the Company’s investment in St. Ann.
  The provision for income taxes resulted in a 63.0% effective tax rate through September 2009 compared to a 55.2% effective tax rate through September 2008.

Liquidity

Through September 30, 2009, operating cash flows provided $230.4 million compared to $111.7 million provided during the comparable period in 2008.

  Operating cash flow for 2009 includes $119.7 million from hedge terminations and $36.7 million generated through reductions of working capital.
  Cash flows from operating activities are also supported by favorable aluminum hedge positions. Noranda received $75.0 million from regular monthly settlements of fixed-price aluminum sale swaps through September 2009, as compared to $18.9 million paid during the comparable 2008 period.

At September 30, 2009, the Company had locked in the value of its hedges on approximately 84.7% of its 2010 and 2011 forward aluminum hedges. In March 2009, the Company entered into a hedge settlement agreement with Merrill Lynch. The agreement provides a mechanism for the Company to monetize up to $400.0 million of the favorable net position of its long-term hedges to fund debt repurchases. During the first nine months of 2009, Noranda received $119.7 million in proceeds from hedge terminations under the hedge settlement agreement and used those proceeds to fund the repurchase of $320.8 million aggregate principal amount of debt at a cost of $123.0 million, plus fees.

The Company ended third quarter 2009 with total debt of $1.0 billion and $256.5 million in cash. The Company has no financial maintenance covenants on any of its borrowings. In May 2009, the Company made a permitted election under the indentures governing its notes to pay all interest under the notes that are due on November 15, 2009, entirely in kind. The Company recently made an election to pay the interest due May 15, 2010 entirely in kind.

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Balance Sheets (in thousands, except share and per share amounts) (unaudited)

	December 31, 2008	September 30, 2009
	$	$
ASSETS
Current assets:
Cash and cash equivalents	184,716	256,516
Accounts receivable, net	74,472	101,846
Inventories	139,019	176,503
Derivative assets, net	81,717	70,481
Taxes receivable	13,125	2,935
Other current assets	3,367	17,035
Total current assets	496,416	625,316
Investments in affiliates	205,657	–
Property, plant and equipment, net	599,623	759,962
Goodwill	242,776	202,576
Other intangible assets, net	66,367	82,780
Long-term derivative assets, net	255,816	115,932
Other assets	69,516	88,552
Total assets	1,936,171	1,875,118
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable:
Trade	34,816	50,652
Affiliates	34,250	–
Accrued liabilities	32,740	91,750
Accrued interest	2,021	246
Excess purchase price	–	127,259
Deferred tax liabilities	24,277	27,742
Current portion of long-term debt	32,300	–
Total current liabilities	160,404	297,649
Long-term debt	1,314,308	1,020,985
Pension and OPEB liabilities	120,859	132,318
Other long-term liabilities	39,582	51,729
Deferred tax liabilities	262,383	341,667
Common stock subject to redemption (100,000 shares at December 31, 2008)	2,000	–
Shareholders’ equity:
Common stock (100,000,000 shares authorized; $0.01 par value; 21,746,548 and 21,766,789 shares issued and outstanding at December 31, 2008 and September 30, 2009, respectively; including 100,000 shares subject to redemption at December 31, 2008)	217	218
Capital in excess of par value	14,383	17,444
Accumulated deficit	(176,280)	(139,799)
Accumulated other comprehensive income	198,315	149,060
Total parent shareholders’ equity	36,635	26,923
Noncontrolling interest	–	3,847
Total shareholders’ equity	36,635	30,770
Total liabilities and shareholders’ equity	1,936,171	1,875,118

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Statements of Operations Data (dollars in thousands) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
	$	$	$	$
Statements of Operations Data:
Sales	357,410	218,559	1,004,906	540,553
Operating costs and expenses:
Cost of sales	312,906	218,468	846,823	566,532
Selling, general and administrative expenses	12,414	18,739	49,100	51,682
Goodwill and other intangible asset impairment	–	–	–	43,000
Excess insurance proceeds	–	(14,282)	–	(43,467)
	325,320	222,925	895,923	617,747
Operating income (loss)	32,090	(4,366)	108,983	(77,194)
Other (income) expenses
Interest expense, net	19,816	12,577	65,043	42,551
(Gain) loss on hedging activities, net	45,496	(5,747)	50,497	(104,073)
Equity in net (income) loss of investments in affiliates	1,652	860	(3,862)	78,961
(Gain) loss on debt repurchase	–	(28,574)	1,202	(193,224)
Total other (income) expenses	66,964	(20,884)	112,880	(175,785)
Income (loss) before income taxes	(34,874)	16,518	(3,897)	98,591
Income tax (benefit) expense	(12,445)	12,190	(2,153)	62,110
Net income (loss) for the period	(22,429)	4,328	(1,744)	36,481
External sales by segment:
Upstream	182,548	108,678	522,823	235,592
Downstream	174,862	109,881	482,083	304,961
Total	357,410	218,559	1,004,906	540,553
Operating income (loss):
Upstream	36,946	(3,044)	133,896	(28,574)
Downstream	1,430	7,917	45	(22,956)
Corporate	(6,286)	(9,239)	(24,958)	(25,664)
Total	32,090	(4,366)	108,983	(77,194)
Financial and other data:
Average realized Midwest transaction price(1)	1.34	0.86	1.31	0.75
Net cash cost for primary aluminum (per pound shipped)(2)	0.91	0.76	0.80	0.76
Shipments:
Upstream:
External aluminum (pounds, in millions)	127.7	76.6	374.5	221.9
Intersegment aluminum (pounds, in millions)	20.7	6.8	61.2	34.4
Total aluminum shipments (pounds, in millions)	148.4	83.4	435.7	256.3
External alumina (kMts)	–	103.5	–	103.5
External bauxite (kMts)	–	145.0	–	145.0

Downstream (pounds, in millions)	94.9	84.4	273.3	235.3

(1) The price for primary aluminum consists of two components: the price quoted for primary aluminum ingot on the London Metal Exchange (“LME”) and the Midwest transaction premium, a premium to LME price reflecting domestic market dynamics as well as the cost of shipping and warehousing. As a significant portion of our value-added products are sold at the prior month’s MWTP plus a fabrication premium, we calculate a “realized” MWTP which reflects the specific pricing of sale transactions in each period.

(2) Unit net cash cost for primary aluminum per pound represents our net cash costs of producing commodity grade aluminum as priced on the LME plus the Midwest premium. We have provided unit net cash cost for primary aluminum per pound shipped because we believe it provides investors with additional information to measure our operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus our unit net cash costs per pound shipped. Unit net cash cost per pound is positively or negatively impacted by changes in production and sales volumes, natural gas and oil related costs, seasonality in our electrical contract rates, and increases or decreases in other production related costs.

Unit net cash costs is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies in our industry. Unit net cash costs per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. Unit net cash costs per pound shipped has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results under U.S. GAAP.

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine months ended September 30,
	2008	2009
	$	$
OPERATING ACTIVITIES
Net income (loss)	(1,744)	36,481
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	74,049	66,317
Non-cash interest expense	3,817	25,086
Loss on disposal of property, plant and equipment	2,404	7,260
Insurance proceeds applied to capital expenditures	–	(11,495)
Goodwill and other intangible asset impairment	–	43,000
(Gain) loss on hedging activities, net of cash settlements	36,416	(63,100)
Settlements from hedge terminations, net	–	119,722
(Gain) loss on debt repurchase	1,202	(193,224)
Equity in net (income) loss of investments in affiliates	(3,862)	78,961
Deferred income taxes	(9,826)	78,691
Stock compensation expense	1,507	1,111
Changes in other assets	4,034	(8,380)
Changes in pension and other long-term liabilities	(9,564)	13,297
Changes in operating assets and liabilities:
Accounts receivable, net	(26,432)	(7,066)
Inventories	17,887	20,614
Taxes receivable	(22,516)	(1,050)
Other current assets	(4,628)	18,679
Accounts payable	41,959	2,217
Accrued liabilities	(3,662)	5,095
Accrued interest	10,644	(1,775)
Cash provided by operating activities	111,685	230,441

INVESTING ACTIVITIES
Capital expenditures	(37,464)	(32,211)
Proceeds from insurance related to capital expenditures	–	11,495
Proceeds from sale of property, plant and equipment	484	7
Cash acquired in business combination	–	11,136
Cash used in investing activities	(36,980)	(9,573)

FINANCING ACTIVITIES
Proceeds from issuance of shares	2,225	41
Distribution to shareholders	(102,223)	–
Repurchase of shares	–	(90)
Borrowings on revolving credit facility	250,500	13,000
Repayments on revolving credit facility	(25,500)	(14,500)
Repayment of long-term debt	(30,300)	(24,500)
Repurchase of debt	–	(123,019)
Cash provided by (used in) financing activities	94,702	(149,068)
Change in cash and cash equivalents	169,407	71,800
Cash and cash equivalents, beginning of period	75,630	184,716
Cash and cash equivalents, end of period	245,037	256,516

Financial Covenant Compliance

Certain covenants contained in the credit agreement governing our senior secured credit facilities and the indentures governing our notes restrict our ability to take certain actions (including incurring additional secured or unsecured debt, expanding borrowings under existing term loan facilities, paying dividends, engaging in mergers, acquisitions and certain other investments, and retaining proceeds from asset sales) if we are unable to meet defined ratios: the Adjusted EBITDA to fixed charges (“fixed-charge coverage ratio”)and the net senior secured debt to Adjusted EBITDA (“leverage ratio”). In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness.

Further, the interest rates we pay under our senior secured credit facilities are determined in part by the Net Senior Secured Leverage Ratio. Furthermore, our ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the covenants, which amounts accumulate with reference to our Adjusted EBITDA on a quarterly basis. Adjusted EBITDA is computed on a trailing four quarter basis and the minimum or maximum amounts generally required by those covenants and our performance against those minimum or maximum levels are summarized below:

Actual
	Threshold	December 31, 2008	September 30, 2009(1)
HoldCo:
Minimum
Senior Floating Rate Notes fixed charge coverage ratio(2)	1.75 to 1	2.5 to 1	1.3 to 1
AcquisitionCo:
Minimum
Senior Floating Rate Notes fixed charge coverage ratio(2)	2.0 to 1	3.2 to 1	1.7 to 1
Maximum
Term B Loan and Revolving Credit Facility leverage ratio(3)	3.0 to 1(4)	1.9 to 1	3.2 to 1

(1) Pro forma effect is given to adjusted EBITDA for ratio calculation purposes as if the Joint Venture Transaction had occurred at the beginning of the trailing four-quarter period.

(2) Fixed charges are the sum of consolidated interest expenses and all cash dividend payments except for common stock dividends. Pro forma effect is given to any repayment or issuance of debt as if such transaction occurred at the beginning of the trailing four-quarter period. The table shows higher actual fixed charge coverage ratios for AcquisitionCo than for HoldCo because the calculation for AcquisitionCo does not include HoldCo’s interest expenses.

(3) “Net senior secured debt”, as used in calculating the leverage ratio, means the amount outstanding under our Term B Loan plus the Revolving Credit Facility, less “unrestricted cash” and “permitted investments” (as defined). At December 31, 2008, senior secured debt was $618.5 million and unrestricted cash and permitted investments amounted to $160.6 million, resulting in net senior secured debt of $457.9 million. At September 30, 2009, senior secured debt was $565.9 million and unrestricted cash and permitted investments aggregated $235.0 million, resulting in net senior secured debt of $330.9 million.

(4) The Maximum ratio changed from 3.0 to 1 at January 1, 2009.

Our debt instruments contain no financial “maintenance” covenants. However, because we do not currently meet the required ratios referenced above we may not currently incur additional debt (other than Revolving Credit Facility borrowings), make acquisitions or certain other investments, pay dividends or retain proceeds from asset sales. These restrictions do not currently interfere with the day-to-day-conduct of our business. Consummation of our recently announced agreement with Century in respect of Gramercy and St. Ann is permissible under our various debt agreements.

Under our debt instruments, “Adjusted EBITDA” means net income before income taxes, net interest expense and depreciation and amortization, adjusted to eliminate related party management fees, certain charges resulting from the use of purchase accounting and specified other non-cash items of income or expense. For covenant compliance calculations, Adjusted EBITDA is computed on a trailing four-quarter basis.

Adjusted EBITDA is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider our Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income to Adjusted EBITDA for the periods presented:

(in millions)	Twelve months ended December 31, 2008	Last twelve months ended September 30, 2009	Nine months ended September 30, 2008	Nine months ended September 30, 2009	Three months ended September 30, 2008	Three months ended September 30, 2009
	$	$	$	$	$	$
Net income (loss) for the period	(74.1)	(35.9)	(1.7)	36.5	(22.4)	4.3
Income tax (benefit) expense	(32.9)	31.4	(2.2)	62.1	(12.4)	12.2
Interest expense, net	88.0	65.6	65.0	42.6	19.8	12.6
Depreciation and amortization	98.2	83.8	74.0	59.6	24.6	19.1
Joint venture EBITDA(a)	13.2	12.3	9.4	8.5	4.0	1.2
LIFO adjustment(b)	(11.9)	(17.9)	31.2	25.2	(0.4)	16.5
LCM adjustment(c)	37.0	9.2	(7.6)	(35.4)	6.7	(20.0)
(Gain) loss on debt repurchase	1.2	(193.2)	1.2	(193.2)	–	(28.6)
New Madrid power outage(d)	–	(30.6)	–	(30.6)	–	(13.3)
Charges related to termination of derivatives	–	17.8	–	17.8	–	6.1
Non-cash hedging gains and losses(e)	47.0	(69.6)	36.4	(80.2)	35.3	1.1
Goodwill and other intangible asset impairment	25.5	68.5	–	43.0	–	–
Joint Venture impairment	–	80.3	–	80.3	–	–
Purchase accounting (f)	–	8.5	–	8.5	–	8.5
Other items, net(g)	43.7	49.0	19.9	25.2	5.4	8.9
Adjusted EBITDA	234.9	79.2	225.6	69.9	60.6	28.6

The following table reconciles cash flow from operating activities to Adjusted EBITDA for the periods presented:

(in millions)	Twelve months ended December 31, 2008	Last twelve months ended September 30, 2009	Nine months ended September 30, 2008	Nine months ended September 30, 2009
	$	$	$	$
Cash flow from operating activities	65.5	184.2	111.7	230.4
Loss on disposal of property, plant and equipment	(5.3)	(10.2)	(2.4)	(7.3)
Gain (loss) on hedging activities	(47.0)	52.5	(36.4)	63.1
Settlements from hedge terminations, net	–	(119.7)	–	(119.7)
Insurance proceeds applied to capital expenditures	–	11.5	–	11.5
Equity in net income of investments in affiliates	7.7	5.2	3.9	1.4
Stock compensation expense	(2.4)	(2.0)	(1.5)	(1.1)
Changes in deferred charges and other assets	(7.5)	4.9	(4.0)	8.4
Changes in pension and other long-term liabilities	(0.2)	(23.1)	9.6	(13.3)
Changes in asset and liabilities, net	(28.3)	(51.7)	(13.3)	(36.7)
Income tax expense (benefit)	40.5	16.2	7.7	(16.6)
Interest expense, net	82.9	39.3	61.2	17.5
Joint venture EBITDA(a)	13.2	12.3	9.4	8.5
LIFO adjustment(b)	(11.9)	(17.9)	31.2	25.2
LCM adjustment(c)	37.0	9.2	(7.6)	(35.4)
New Madrid power outage(d)	–	(30.6)	–	(30.6)
Non-cash hedging gains and losses(e)	47.0	(69.6)	–	(80.2)
Charges related to termination of derivatives	–	17.8	36.4	17.8
Purchase accounting (f)		8.5		8.5
Other items, net(g)	43.7	42.4	19.7	18.5
Adjusted EBITDA	234.9	79.2	225.6	69.9

(a) Prior to the Joint Venture Transaction at August 31, 2009 our reported Adjusted EBITDA includes 50% of the net income of Gramercy and St. Ann, based on transfer prices that are generally in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates the following components of equity income to reflect 50% of the EBITDA of the joint ventures, for the following aggregated periods (in millions):

	Last twelve months ended December 31, 2008	Last twelve months ended September 30, 2009	Nine months ended September 30, 2008	Nine months ended September 30, 2009	Three months ended September 30, 2008	Three months ended September 30, 2009
	$	$	$	$	$	$
Depreciation and amortization	16.0	12.6	12.1	8.7	4.6	1.9
Net tax expense	(2.7)	(0.3)	(2.6)	(0.2)	(0.6)	(0.7)
Interest income	(0.1)	–	(0.1)	–	–	–
Total joint venture EBITDA adjustments	13.2	12.3	9.4	8.5	4.0	1.2

(b) Our New Madrid smelter and downstream facilities use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates net income to the FIFO method by eliminating LIFO expenses related to inventory held at the New Madrid smelter and downstream facilities. Inventories at St. Ann and Gramercy are stated at lower of weighted average cost or market, and are not subject to the LIFO adjustment.

(c) Reflects adjustments to reduce inventory to the lower of cost (adjusted for purchase accounting) or market value.

(d) Represents the portion of the insurance settlement used for claim-related capital expenditures.

(e) We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps, but does not affect the following cash settlements (received)/ paid (in millions):

	Last twelve months ended December 31, 2008	Last twelve months ended September 30, 2009	Nine months ended September 30, 2008	Nine months ended September 30, 2009	Three months ended September 30, 2008	Three months ended September 30, 2009
	$	$	$	$	$	$
Aluminum swaps – fixed-price	5.3	(88.6)	18.9	(75.0)	10.7	(18.9)
Aluminum swaps – variable-price	8.0	35.9	(5.7)	22.2	(0.8)	3.2
Natural gas swaps	3.7	27.7	0.3	24.3	0.3	8.9
Interest rate swaps	6.0	10.1	0.6	4.7	–	–
Total	23.0	(14.9)	14.1	(23.8)	10.2	(6.8)

The previous table presents cash settlement amounts net of early terminations of fixed-price aluminum swaps and bond buybacks.

(f) Represents impact from inventory step-up and other adjustments arising from adjusting assets acquired and liabilities assumed in the Joint Venture transaction to their fair values.

(g) Other items, net, consist of the following (in millions):

	Last twelve months ended December 31, 2008	Last twelve months ended September 30, 2009	Nine months ended September 30, 2008	Nine months ended September 30, 2009	Three months ended September 30, 2008	Three months ended September 30, 2009
	$	$	$	$	$	$
Sponsor fees	2.0	2.0	1.5	1.5	0.5	0.5
Pension expense – non-cash portion	3.8	9.1	0.7	6.0	0.5	2.3
Employee compensation items	5.4	2.4	4.4	1.4	0.4	0.4
Loss on disposal of property, plant and equipment	8.6	11.3	2.5	5.2	1.1	3.5
Interest rate swap	6.0	10.1	0.6	4.7	–	–
Consulting and non-recurring fees	9.3	4.7	8.3	3.7	1.6	1.0
Restructuring-project renewal	7.4	7.4	–	–	–	–
Other	1.2	2.0	1.9	2.7	1.3	1.2
Total	43.7	49.0	19.9	25.2	5.4	8.9

Debt balances

The following table presents the carrying values of our debt outstanding as of December 31, 2008 and September 30, 2009 (in thousands):

	December 31, 2008	September 30, 2009
	$	$
Noranda:
Senior Floating Rate Notes due 2014 (unamortized discount of $1,842 and $538 at December 31, 2008 and September 30, 2009, respectively)	218,158	67,996
AcquisitionCo:
Term B Loan due 2014	393,450	349,012
Senior Floating Rate Notes due 2015	510,000	387,047
Revolving credit facility	225,000	216,930
Total debt	1,346,608	1,020,985
Less: current portion	(32,300)	–
Long-term debt	1,314,308	1,020,985

Aluminum Hedge Positions

As of September 30, 2009, the Company had outstanding fixed-price aluminum sale and purchase swaps that were entered into to hedge aluminum shipments:

Year	Average hedged price per pound	Pounds hedged annually
	$	(in thousands)
2009	1.09	72,268
2010	1.06	290,541
2011	1.20	272,570
		635,379

Year	Average hedged price per pound	Pounds hedged annually
	$	(in thousands)
2010	0.70	245,264
2011	0.76	231,838
		477,102

The net asset for the 477,102 pounds of sale swaps offset by purchase swaps is $191.3 million.

Forward‐looking Statements

This press release may contain “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, without limitation, the general business environment, fluctuating commodity prices and the Company’s ability to return its New Madrid smelter to full capacity. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Conference Call Information

The conference call on November 6, 2009, at 10:00 AM EST is accessible to the media and general public. To listen to the conference call, dial the appropriate number at least 10 minutes prior to the scheduled start of the call.

U.S. participants: 1-888-562-3356

International participants: 1-973-582-2700

Conference ID #: 39350106

The Company has filed a handout to accompany management’s conference call presentation. That presentation is included in the Form 8-K furnishing this press release to the Securities and Exchange Commission’s EDGAR system.

The conference call also will be webcast at the following URL: http://w.on24.com/r.htm?e=176151&s=1&k=2B119C1D8C919D81C6E5E9F17AA9205A.

Plan to begin the registration process at least 10 minutes before the live call is scheduled to start.

A replay of the conference call will be available two hours after the completion of the call until midnight EST on November 13, 2009. U.S. listeners should dial 1-800-642-1687. International callers should dial 1-706-645-9291. The Conference ID # for the replay is 39350106.

A replay of the webcast also will be available two hours after the completion of the call until midnight EST on November 11, 2009.

The replay URL is: http://w.on24.com/r.htm?e=176151&s=1&k=2B119C1D8C919D81C6E5E9F17AA9205A.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a private company owned by affiliates of Apollo Management, L.P.

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com